EXHIBIT 10.2

CONSENT

Under the note purchase agreement

This Consent (this “Consent”) under the Note Purchase Agreement (defined below) is effective as of the 1st day of April, 2013 by and between Interleukin Genetics, Inc. (“Borrower”) and Pyxis Innovations Inc. (“Lender”).

Recitals

A.          Borrower is indebted to Lender under a credit facility (the “Credit Facility”) pursuant to that certain Amended and Restated Note Purchase Agreement, dated March 10, 2009, as amended by that certain First Amendment to Amended and Restated Note Purchase Agreement dated August 10, 2009, as further amended by that certain Second Amendment to Amended and Restated Note Purchase Agreement dated February 1, 2010, as further amended by that certain Third Amendment to Amended and Restated Note Purchase Agreement dated September 30, 2010, as further amended by that certain Fourth Amendment to Amended and Restated Note Purchase Agreement dated June 29, 2012, and as further amended by that certain Fifth Amendment (the “Fifth Amendment”) to Amended and Restated Note Purchase Agreement dated November 30, 2012 (as so amended and as may amended from time to time hereafter, the “Note Purchase Agreement”), in each case between Borrower and Lender.

B.          All $14,316,255 available under the Credit Facility has been drawn down and all borrowings under the Credit Facility are convertible into shares of Borrower’s common stock at a conversion price equal to $5.6783 per share.

C.          In connection with the Fifth Amendment on November 30, 2012 to extend the maturity date for repayment of all borrowings under the Credit Facility until March 31, 2014, Borrower also issued amended and restated promissory notes replacing the notes originally issued to Lender on June 10, 2008, May 29, 2009, November 9, 2009, February 1, 2010, September 30, 2010, November 9, 2011 and April 13, 2012, solely to reflect the amended maturity date (collectively, the “Amended and Restated Notes”).

D.          Under the Amended and Restated Notes, accrued interest shall be paid on the first day of each calendar quarter until the principal balance shall be paid in full.

E.           Borrower has requested that Lender consent to the deferment of the payment of the accrued and unpaid interest (the “Interest Deferment”) otherwise payable on April 1, 2013 until the earlier of (i) Borrower’s completion of a contemplated financing transaction which would require payment of all accrued and unpaid interest as a condition to closing of the transaction or (ii) July 1, 2013 (such date, the “Interest Payment Date”).

F.           Lender has agreed to so consent to the Interest Deferment, but only to the extent and in accordance with the terms, and subject to the conditions and in reliance upon the representations and warranties, set forth below.

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.           Definitions. Capitalized terms used but not defined in this Consent shall have the meanings given to them in the Note Purchase Agreement.

2.           Consent. Lender hereby (a) consents to the Interest Deferment until the Interest Payment Date, at which time all accrued and unpaid interest as of such Interest Payment date shall be due and payable, and (b) agrees that the Interest Deferment does not violate any of Borrower’s covenants or agreements as set forth in the Note Purchase Agreement or the Amended and Restated Notes.

3.           Representations and Warranties. To induce Lender to enter into this Consent, Borrower hereby represents and warrants to Lender as follows:

3.1          Immediately after giving effect to this Consent (a) the representations and warranties contained in the Note Purchase Agreement are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing; and

3.2          Borrower has the power and due authority to execute and deliver this Consent.

4.            Integration. This Consent, the Note Purchase Agreement and the Amended and Restated Notes represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

5.            Prior Agreement. The Note Purchase Agreement is hereby ratified and reaffirmed and shall remain in full force and effect. This Consent is not a novation and the terms and conditions of this Consent shall be in addition to and supplemental to all terms and conditions set forth in the Note Purchase Agreement. In the event of any conflict or inconsistency between this Consent and the terms of such documents, the terms of this Consent shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

6.           Counterparts. This Consent may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7.           Effectiveness. This Consent shall not be deemed effective until the due execution and delivery to Lender of this Consent by Borrower.

8.           Governing Law. This Consent and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to conflict of laws rules.

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In Witness Whereof, the parties hereto have caused this Consent to be duly executed and delivered as of the date first written above.

LENDER		BORROWER

Pyxis Innovations Inc.		Interleukin Genetics, Inc.

By:	/s/ David J. Tuit	By:	/s/ Eliot Lurier
Name:	David J. Tuit	Name:	Eliot Lurier
Title:	Asst Treasurer	Title:	CFO & Treasurer

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